EXHIBIT 3.3

Articles of Amendment

of CNL Hotels & Resorts, Inc.

CNL HOTELS & RESORTS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:             CNL Hotels & Resorts, Inc., a Maryland corporation (the “Corporation”), hereby amends its charter as currently in effect as follows:  Immediately upon the Effective Time set forth below, every two common shares, par value $.01 per share (the “Common Shares”), of the Corporation, which were issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof be changed into one issued and outstanding Common Share, subject to the treatment of fractional interests in Common Shares described below, and the par value of the Common Shares, par value $.01 per share, shall be increased to $.02 per share.  No certificates or scrip representing fractional share interests in Common Shares shall be issued, and no fractional share interest shall entitle the holder thereof to vote or to any rights as a stockholder of the Corporation.  A stockholder shall receive, in lieu of any fractional share interest in Common Shares to which the stockholder would otherwise be entitled, a cash payment therefor equal to the product obtained by multiplying (i) if the Common Shares are listed for trading on the New York Stock Exchange, Inc. (the “NYSE”), another national exchange or quoted on the NASDAQ Stock Market, the last closing price of a Common Share on the day immediately preceding the Effective Time (or in the event the Common Shares are not so traded on the day immediately preceding the Effective Time, such closing price on the next preceding day on which such stock was so traded), or (ii) $20.00 per share if the stock is not listed on the NYSE, another national exchange or quoted on the NASDAQ Stock Market.  Each holder of a certificate which immediately prior to the Effective Time represented outstanding Common Shares (an “Old Certificate”) shall be entitled to receive, upon surrender of such Old Certificate to the transfer agent of the Corporation for cancellation, a certificate (a “New Certificate”) representing the number of whole Common Shares into which and for which the shares formerly represented by the Old Certificates so surrendered are changed into under the terms hereof.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of whole Common Shares, for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.

SECOND:        The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:            The amendment to the Corporation’s charter set forth above shall be effective at 6:00 pm, Eastern Daylight Saving Time, on August 2, 2004 (the “Effective Time”).

FOURTH:        The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary on this 2nd day of August, 2004.

ATTEST:		CNL HOTELS & RESORTS, INC.

By:	/s/ Linda A. Scarcelli	By:	/s/ Mark E. Patten	(SEAL)
Name:	Linda A. Scarcelli	Name:	Mark E. Patten
Title:	Assistant Secretary	Title:	Senior Vice President and Chief Accounting Officer